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                                                                 EXHIBIT 10.28

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made and entered into as of the 24th day of September, 2001 by and between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the "Company"), and Kenneth S. Boger (the "Executive").

                               W IT N E S S E T H

         WHEREAS, the Company has offered to employ the Executive as the General Counsel and a Senior Vice President of the Company;

         WHEREAS, the Company and the Executive desire to enter into an employment agreement, which shall set forth the terms of such employment (this "Agreement"); and

         WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (each individually a "Party", and together the "Parties") agree as follows:

         1. DEFINITIONS.

            (a) "Base Salary" shall be deemed to have occurred if the Executive's base salary in accordance with SECTION 4 below.

            (b) "Board" shall mean the Board of Directors of the Company.

            (c) "Cause" shall mean (i) the Executive is convicted of a crime involving moral turpitude, or (ii) the Executive commits a material breach of any provision of this Agreement, or (iii) the Executive, in carrying out his duties, acts or fails to act in a manner which is determined, in the sole discretion of the Board, to be (A) willful gross neglect or (B) willful gross misconduct resulting, in either case, in material harm to the Company unless such act, or failure to act, was believed by the Executive, in good faith, to be in the best interests of the Company.

            (d) "Change of Control" shall mean

                (i) any "person" or "group" as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Act"), becomes a beneficial owner, as such term is used in Rule 13d-3 promulgated under the Act, of securities of the Company representing more than 50% of the combined voting power of the outstanding securities of the Company, as

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                the case may be, having the right to vote in the election of directors (any such owner being herein referred to as an "Acquiring Person");

                (ii) a majority of the Company's Board at any time during the Term of this Agreement consists of individuals other than individuals nominated or approved by a majority of the Disinterested Directors;

                (iii) all or substantially all the business or assets of the Company are sold or disposed of, or the Company or a Subsidiary of the Company combines with another company pursuant to a merger, consolidation, or other similar transaction, other than
                (1) a transaction solely for the purpose of reincorporating the company in a different jurisdiction or recapitalizing or reclassifying the Company's stock, or (2) a merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity immediately after the merger or consolidation.

            (e) "Common Stock" shall mean the common stock of the Company.

            (f) "Competitive Activity" shall mean engagement directly or indirectly, individually or through any corporation, partnership, joint venture, trust, limited liability company or person, as an officer, director, employee, agent, consultant, partner, proprietor, shareholder (other than a business which is an independent general practice law firm which is so "associated" only by reason of the business of one or more of its clients) or otherwise, in any business associated with the biopharmaceutical or pharmaceutical industry, which, in the sole discretion of the Company, is determined to compete with the business and/or interests or future interests of the Company, or any of its affiliates, at any place in which it, or any such affiliate, is then conducting its business, or at any place where products manufactured or sold by it, or any such affiliate, are offered for sale, or any place in the United States or any possession or protectorates thereof, provided, however, that ownership of five percent (5%) or less of the outstanding voting securities or equity interests of any company shall not in itself be deemed to be competition with the Company.

            (g) "Disability" or "Disabled" shall mean a disability as determined under the Company's long-term disability plan or program in effect at the time the disability first occurs, or if no such plan or program exists at the time of disability, then a "disability" as defined under Internal Revenue Code Section 22(e)(3).

            (h) "Disinterested Director" shall mean any member of the Company's Board (i) who is not an officer or employee of the Company or any of their subsidiaries, (ii) who is not an Acquiring Person or an affiliate or associate of an Acquiring Person or of any such affiliate or associate and (iii) who was a member of the Company's Board prior to the date of this Agreement or was recommended for election or elected by a majority of the Disinterested Directors on the Company's Board at the time of such recommendation or election.

            (i) "Effective Date" shall mean the first date written above.

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            (j) "Good Reason" shall mean that, without the Executive's consent, one or more of the following events occurs either (1) during the Initial Term of this Agreement, or (2) within 90 days prior to a Change of Control or within 12 months after a Change of Control, and the Executive, of his own initiative, terminates his employment:

                (i) The Executive is assigned to any material duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities customarily associated with the Executive's position and office as described in SECTION 3, provided that such reassignment of duties or responsibilities is not for Cause, or due to Executive's Disability, and is not at the Executive's request;

                (ii) The Executive suffers a reduction in the authorities, duties, and responsibilities customarily associated with his position and office as described in SECTION 3 on the basis of which Executive makes a determination in good faith that Executive can no longer carry out such position or office in the manner contemplated at the time this Agreement was entered into, provided that such reduction in the authorities, duties or responsibilities is not for Cause, or due to Executive's Disability, and is not at the Executive's request;

                (iii) The Executive's Base Salary is decreased below the minimum level provided in SECTION 4;

                (iv) The principal executive office of the Company, or the Executive's own office location as assigned to him by the Company at the Effective Date is relocated to a place thirty-five (35) or more miles away, without the Executive's agreement; or

                (v) Failure of the Company's successor, in the event of a Change of Control, to assume all obligations and liabilities of this Agreement; or

                (vi) The Company shall materially breach any of the terms of this Agreement.

            (k) "Severance Pay" shall mean an amount equal to the Base Salary in effect on the date of termination of Executive's employment, plus a pro rated Target Bonus which has been earned by Executive but not paid prior to the date of termination of employment, divided by twelve (12) (each of the 12 shares to constitute a "month's" Severance Pay); PROVIDED, HOWEVER, that in the event Executive terminates his employment for Good Reason based on a reduction in Base Salary, then the Base Salary to be used in calculating Severance Pay shall be the Base Salary in effect immediately prior to such reduction in Base Salary.

            (l) "Subsidiary" shall mean a corporation of which the Company owns 50% or more of the combined voting power of the outstanding securities having the right to vote in an election of directors, or any other business entity in which the Company directly or indirectly has an ownership interest of 50% or more.

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            (m) "Target Bonus" shall mean a bonus to be paid annually by the
Company under its Target Bonus Program which shall be the product of a specified percentage, as determined in the sole discretion of the Board pursuant to the terms of the Target Bonus Program, multiplied by the Base Salary paid during the relevant performance period, and as otherwise declared and authorized by the Compensation Committee.

         2. TERM OF EMPLOYMENT.

            The Company hereby employs the Executive, and the Executive hereby accepts such employment, for the period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date, subject to earlier termination in accordance with the terms of this Agreement. Thereafter, the Term of employment shall automatically renew on each anniversary of the Effective Date for additional one-year period(s), UNLESS (i) the Company notifies the Executive in writing in accordance with SECTION 23 below, at least 90 days prior to the expiration of the then-current Term that it does not want the Term of employment to so renew, or (ii) the Executive has notified the Company in writing in accordance with SECTION 23 below that Executive does not want the Term of employment to so renew. The initial four year term of employment hereunder is referred to herein as the "Initial Term", and the Initial Term plus all additional one-year renewal periods (if any), are collectively referred to herein as the "Term of employment" or the "Term of the Agreement".

         3. POSITION, DUTIES AND RESPONSIBILITIES.

            On the Effective Date and continuing for the remainder of the Term of employment, the Executive shall be employed as the General Counsel and Senior Vice President of the Company, and shall be responsible for duties customarily associated with the position of chief legal officer of the Company. The Executive shall represent and serve the Company faithfully, conscientiously and to the best of the Executive's ability and shall promote the interests, reputation and current and long term plans, objectives and policies of the Company. The Executive shall devote all of the Executive's time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Executive's duties may reasonably require, to the duties of the Executive's employment, provided, however, nothing set forth herein shall prohibit the Executive from engaging in other activities to the extent such activities do not impair the ability of the Executive to perform his duties and obligations under this Agreement, nor are contrary to the interests, reputation, current and long term plans, objectives and policies of the Company. The Executive, in carrying out his duties under this Agreement, shall report to the President of the Company.

         4. BASE SALARY.

            During the Term of this Agreement, the Executive shall be paid an annualized Base Salary of $320,000, payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed no less frequently than annually, and any increase thereto (which shall thereafter be deemed the Executive's Base Salary) shall be solely in the discretion of the Board.

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         5. TARGET BONUS/INCENTIVE COMPENSATION PROGRAM.

            a) TARGET BONUS PROGRAM: The Executive shall participate in the Company's Target Bonus program (and other incentive compensation programs) applicable to the Company's senior executives, as any such programs are established and modified from time to time by the Board in its sole discretion, and in accordance with the terms of such program.

            b) SIGN-ON CASH BONUS: The Executive shall receive a sign-on cash bonus in the amount of $70,000 payable to the Executive on the Effective Date. In the event the Executive terminates this Agreement without "Good Reason" during the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, then the Executive shall repay the sign-on cash bonus to the Company within thirty (30) days of such termination.

            c) SIGN-ON STOCK OPTION GRANT: An initial stock option grant shall be awarded to the Executive pursuant to the terms of the Company's stock option plan. The initial stock option grant shall be for 120,000 shares of Company capital stock, the option for which will vest and become exercisable in equal amounts quarterly over the five (5) year period commencing on the Effective Date, and as otherwise specified herein and in the Company's stock option plan, and shall be subject to the other terms and conditions specified in a separate grant agreement.

         6. LONG-TERM INCENTIVE COMPENSATION PROGRAMS.

            During the Term of employment, the Executive shall be eligible to participate in the Company's long-term incentive compensation programs applicable to the Company's senior executives, as such programs may be established and modified from time to time by the Board in its sole discretion.

         7. EMPLOYEE BENEFIT PROGRAMS.

            During the Term of employment, the Executive shall be entitled to participate to the same extent and on the same terms in all employee welfare and pension benefit plans, programs and/or arrangements offered by the Company from time to time to its senior executives.

         8. REIMBURSEMENT OF BUSINESS EXPENSES.

            During the Term of employment, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for all such reasonable business expenses reasonably incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

         9. VACATION.

            During the Term of employment, the Executive shall be entitled to paid vacation days each calendar year in accordance with the Company's vacation policy.

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         10. TERMINATION OF EMPLOYMENT.

            (a) TERMINATION DUE TO DEATH OR DISABILITY. In the event Executive's employment is terminated due to Executive's death or Disability, the Term of employment shall end as of the date of the Executive's death or termination of employment due to Disability, and Executive, his estate and/or beneficiaries, as the case may be, shall be entitled to the following:

                (i) Base Salary earned by Executive but not paid through the date of termination under this SECTION 10(a);

                (ii) all long-term incentive compensation awards earned by Executive but not paid prior to the date of termination under this SECTION 10(a);

                (iii) a pro rata Target Bonus award for the year in which termination under this SECTION 10(a) occurs;

                (iv) in the event this Agreement terminates under this SECTION 10(a) at any time from the Effective Date hereof, up through and including the fourth anniversary of the Effective Date, all unexercisable stock options held by the Executive as of the date of the termination under this SECTION 10(a) shall be deemed to have been held by the Executive for an additional 12 months, for purposes of vesting and exercise rights, and any unexercisable stock options which become exercisable as a result thereof shall remain exercisable as provided in SECTION 10(a)(v) below; PROVIDED, HOWEVER, that in the event this Agreement terminates under this SECTION 10(a) after the fourth anniversary of the Effective Date, all unexercisable stock options held by the Executive as of the date of the termination under this SECTION 10(a) shall be deemed to have been held by the Executive for an additional 12 months, for purposes of vesting and exercise rights, and any unexercisable stock options which become exercisable as a result thereof shall remain exercisable until the earlier of (1) the end of the of the 90-day period following the date of termination, or
                       (2) the date the stock option would otherwise expire;

                (v) all exercisable stock options held by the Executive as of the date of termination under this SECTION 10(a) shall remain exercisable until the earlier of (1) the end of the 1-year period following the date of termination, or
                       (2) the date the option would otherwise expire;

                (vi) any amounts earned, accrued or owing to the Executive but not yet paid under SECTIONS 6, 7, 8, or 9 above, and in the event of termination due to Disability, benefits due to Executive under the Company's then-current disability program; and

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                (vii)  six months of Severance Pay, commencing on the first day of the month following the month in which termination under this SECTION 10(A) occurred.

             (b) TERMINATION BY THE COMPANY FOR CAUSE; TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON; OR NONRENEWAL OF THE AGREEMENT BY THE COMPANY OR THE EXECUTIVE. In the event the Company terminates the Executive's employment for Cause, or if Executive terminates his employment without Good Reason, or if either Party gives notice of nonrenewal of this Agreement, the Term of employment shall end as of the date specified below, and the Executive shall be entitled to the following:

                (i) Base Salary earned by Executive but not paid through the date of termination of Executive's employment under this
                       SECTION 10(b);

                (ii) any amounts earned, accrued or owing to the Executive but not yet paid under SECTIONS 6, 7, 8, or 9 above; and

                (iii) a pro rata Target Bonus award for the year in which termination under this SECTION 10(b) occurs.

             Termination by Company for Cause shall be effective as of the date noticed by the Company. Termination by Executive without Good Reason shall be effective upon 90 days' prior written notice to the Company, and shall not be deemed a breach of this Agreement. In the event that the Company or the Executive gives notice of non-renewal in accordance with SECTION 2 above, the Term of employment shall end on the last day of the then-current Term.

             In the event of termination by Executive without Good Reason, the Company may elect to waive the period of notice, or any portion thereof, and, if the Company so elects, the Company will pay the Executive his Base Salary for the notice period or for any remaining portion thereof.

             (c) TERMINATION BY THE COMPANY WITHOUT CAUSE; OR TERMINATION BY THE EXECUTIVE FOR GOOD REASON. If the Executive's employment is terminated by the Company without Cause (other than due to death, Disability or nonrenewal of the Agreement), or is terminated by the Executive for Good Reason, the Executive shall be entitled to the following:

                (i) Base Salary earned by Executive but not paid through the date of termination of Executive's employment under this
                       SECTION 10(c);

                (ii) all long-term incentive compensation awards earned by Executive but not paid prior to the date of termination of Executive's employment under this SECTION 10(c);

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                (iii)  Twelve months of Severance Pay, commencing on the first day of the month following the month during which the Executive's employment is terminated under this SECTION 10(c); PROVIDED, HOWEVER, that if the Executive dies while receiving benefits under this Section, all payments shall immediately cease, but in no event shall the Executive or his estate or beneficiaries receive less than a total of six months of Severance Pay.

                (iv) a pro rata Target Bonus award for the year in which the termination of the Executive's employment occurs under this SECTION 10(c);

                (v) all exercisable stock options held by the Executive as of the date of the termination of his employment under this
                       SECTION 10(c) shall remain exercisable until the earlier of (1) the end of the one-year period following the date of the termination of his employment or (2) the date the stock option would otherwise expire;

                (vi) in the event this Agreement terminates under this SECTION 10(c) at any time from the Effective Date hereof, up through and including the fourth anniversary of the Effective Date, all unexercisable stock options held by the Executive as of the date of the termination under this SECTION 10(c) shall be deemed to have been held by the Executive for an additional 18 months, for purposes of vesting and exercise rights, and any unexercisable stock options which become exercisable as a result thereof shall remain exercisable as provided in SECTION 10(c)(v) above; PROVIDED, HOWEVER, that in the event this Agreement terminates under this SECTION 10(c) after the fourth anniversary of the Effective Date, all unexercisable stock options held by the Executive as of the date of the termination of his employment under this
                       SECTION 10(c) shall be deemed to have been held by the Executive for an additional 18 months, for purposes of vesting and exercise, and any unexercisable stock options which become exercisable as a result thereof shall remain exercisable until the earlier of (1) the end of the 90-day period following the date of the termination or
                       (2) the date the stock option would otherwise expire.

                (vii) any amounts earned, accrued or owing to the Executive but not yet paid under SECTIONS 6, 7, 8, or 9 above;

                (viii) continued participation, as if the Executive were still an employee, in the Company's medical, dental, hospitalization and life insurance plans in which Executive participated on the date of termination of employment under this SECTION 10(c), until the earlier of:

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                       (A)  the end of the period during which Severance Pay is
                            payable under SECTION 10(D)(III) above; or

                       (B) the date, or dates, the Executive receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis);

                       PROVIDED, HOWEVER, that:

                            (C) if the Executive is (i) precluded from
                                continuing his participation in medical, dental, hospitalization and life insurance plans as provided in SECTION 10(c)(viii) because Executive is not an employee of the Company, and
                                (ii) not receiving equivalent coverage and benefits through a subsequent employer, Executive shall be provided with the after-tax economic equivalent of the benefits provided under the plan, program or arrangement in which Executive is unable to participate for the period specified in SECTION 10(c)(viii). The economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by the Executive in obtaining an equivalent benefit himself on an individual basis. Payment of such after tax economic equivalent shall be made quarterly in advance.

         11. MITIGATION. In the event of any termination of this Agreement, Company is hereby authorized to offset against any Severance Pay due the Executive during the period for which Severance Pay is due under SECTION 10 any remuneration earned by the Executive during that period and attributable to any subsequent employment or engagement that the Executive may obtain. Executive shall provide Company written notice of subsequent employment or engagement no later than five (5) business days after commencement by Executive of such employment or engagement.

         12. CONFIDENTIALITY; ASSIGNMENT OF RIGHTS.

             (a) During the Term of employment and thereafter, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer of the company or other entity that has provided such information to the Company, which Executive acquires during the Term of employment, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as an employee of the Company, (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such

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information, or (iii) as to such confidential information that becomes generally known to the public or trade without violation of this SECTION 12(a).

             (b) The Executive hereby sells, assigns and transfers to the Company all of his right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the "rights") which during the Term of employment are made or conceived by him, alone or with others, and which are within or arise out of any general field of the Company's business or arise out of any work Executive performs or information Executive receives regarding the business of the Company while employed by the Company. The Executive shall fully disclose to the Company as promptly as available all information known or possessed by him concerning the rights referred to in the preceding sentence, and upon request by the Company and without any further remuneration in any form to him by the Company, but at the expense of the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such rights.

         13. NONCOMPETITION; NONSOLICITATION.

             (a) Notwithstanding any of the provisions herein to the contrary, in the event that the Executive's employment with the Company is terminated for any reason other than due to Executive's death or termination by Executive for Good Reason, the Executive shall not engage in Competitive Activity for a period not to exceed the lesser of 12 months from the date of termination under such applicable provision listed above or the maximum length of time allowed under then current Massachusetts State law. The Company may, at its election, waive its rights of enforcement under this SECTION 13(a).

             (b) The Parties acknowledge that in the event of a breach or threatened breach of SECTIONS 12 or 13(a), the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of SECTIONS 12 OR 13(a), the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of SECTIONS 12 or 13(a) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of SECTIONS 12 or 13(a) including the recovery of damages.

         14. ASSIGNABILITY; BINDING NATURE.

             This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; PROVIDED, HOWEVER, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

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         15. REPRESENTATIONS.

             The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents and warrants that no agreement exists between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

         16. ENTIRE AGREEMENT.

             This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

         17. AMENDMENT OR WAIVER.

             No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

         18. SEVERABILITY.

             In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         19. SURVIVORSHIP.

             The respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

         20. BENEFICIARIES/REFERENCES.

             The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         21. GOVERNING LAW/JURISDICTION.

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         This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws.

         22. RESOLUTION OF DISPUTES.

             Any disputes arising under or in connection with this Agreement may, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Massachusetts in accordance with the Rules and Procedures of the American Arbitration Association. If arbitration is elected, the Executive and the Company shall mutually select the arbitrator. If the Executive and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel which shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Costs of the arbitrator or arbitrators and other similar costs in connection with an arbitration shall be shared equally by the Parties; all other costs, such as attorneys' fees incurred by each Party, shall be borne by the Party incurring such costs.

         23. NOTICES.

             If to the Company:             Vertex Pharmaceuticals Incorporated
                                            130 Waverly Street
                                            Cambridge, MA 02139-4242
                                            Attn: Chairman of the Board
                                            with a copy to:
                                            Vice President of HR

             If to the Executive:           Kenneth S. Boger
                                            200 Church Street Rear
                                            Newton, MA  02458

         24. HEADINGS.

            The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         25. COUNTERPARTS.

             This Agreement may be executed in two or more counterparts.

         26. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

             (a) From the Effective Date of this Agreement, up through and including the fourth anniversary of the Effective Date, if any payment or benefit received by Executive pursuant to this Agreement, but determined without regard to any additional payments required under this Agreement, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are

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incurred by the Executive with respect to such excise tax, the Company will pay to Executive an additional amount in cash (the "Additional Amount") equal to the amount necessary to cause the aggregate payments and benefits received by Executive, including such Additional Amount (net of all federal, state, and local income and payroll taxes and all taxes payable as a result of the application of Sections 280G and 4999 of the Code and including any interest and penalties with respect to such taxes) to be equal to the aggregate payments and benefits Executive would have received, excluding such Additional Amount (net of all federal, state and local income and payroll taxes) as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law.

             If the Company and the Executive do not agree on the calculation of the amount of any such Additional Amount, Executive may submit to the Company a written opinion (the "Opinion") of a nationally recognized accounting firm, employment consulting firm, or law firm selected by Executive setting forth a statement and a calculation of the Additional Amount. The determination of such firm concerning the extent of the Additional Amount (which determination need not be free from doubt), shall be final and binding on both Executive and the Company. The Company will pay to Executive the Additional Amount not later than ten (10) business days after such firm has rendered the Opinion. The Company agrees to pay the reasonable fees and expenses of such firm in preparing and rendering the Opinion.

             If, following the payment to Executive of the Additional Amount, Executive's liability for the excise tax imposed by Section 4999 of the Code on the payments and benefits received by Executive is finally determined (at such time as the Internal Revenue Service is unable to make any further adjustment to the amount of such liability) to be less than the amount thereof set forth in the Opinion, the Executive shall promptly file for a refund with respect thereof, and the Executive shall promptly pay to the Company the amount of such refund when received (together with any interest paid or credited thereon after taxes applicable thereto). If, following the payment to Executive of the Additional Amount, Executive's liability for the excise tax imposed by Section 4999 of the Code on the payments and benefits received by Executive is finally determined (at such time as the Internal Revenue Service is unable to make any further adjustment to the amount of such liability) to be more than the amount thereof set forth in the Opinion and the Executive thereafter is required to make a further payment of any such excise tax, the Company shall promptly pay to or for the benefit of the Executive an additional Additional Amount in respect of such underpayment.

             (b) Following the fourth anniversary of the Effective Date, and for the remainder of the Term of this Agreement, anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that, as a result, directly or indirectly, of the operation of any of the Company's existing stock option plans, or any successor option or restricted stock plans (collectively the "Option and Restricted Stock Acceleration"), either standing alone or taken together with the receipt of any other payment or distribution by the Company to or for the benefit of the Executive whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") the Executive would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the amount payable to the Executive hereunder or as a result of the Option and Restricted Stock Acceleration shall be reduced in an amount that would result in the Executive being in the most advantageous net after-tax position (taking into account both

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income taxes and any Excise Tax). For purposes of this determination, the "base amount" as defined in Section 280G(b)(3)(A) of the Code shall be allocated between the Option and restricted Stock Acceleration, on the one hand, and Payments, on the other hand, in accordance with Section 280G(b)(3)(B) of the Code.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                            Vertex Pharmaceuticals Incorporated

                                            /s/ Vicki L. Sato
                                            President

                                            /s/ Kenneth S. Boger
                                            Executive

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